UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2008

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 6, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Integral Systems, Inc. (the “Company”) approved several matters related to the Company’s executive compensation.

First, the Committee approved the grant of 50,000 options to purchase the Company’s common stock to John B. Higginbotham, Chief Executive Officer, under the Company’s 2008 Stock Incentive Plan, with such options to be granted on the same date based on the fair market value of the Company’s common stock on that date. One-third of the options granted will vest on each of the first three anniversaries of the grant date and the options will expire on the tenth anniversary of the grant date.

Second, the Committee approved an amendment (the “Higginbotham Amendment”) to Section 3.5 of Mr. Higginbotham’s employment agreement with the Company (the “Higginbotham Agreement”). Regarding the benchmarks for the cash bonus that Mr. Higginbotham will receive in connection with a change of control of the Company. Specifically, the Higginbotham Amendment, which was executed on August 7, 2008, increases by $6.00 each of the benchmark per share amounts received by shareholders in connection with any change of control in order to reflect the recent increase in the Company’s stock price. Thus, the Higginbotham Amendment provides that following any change in control (as defined in the Company’s standard form of award agreement for options granted the under 2008 Stock Incentive Plan) before the eighteen month anniversary of the Higginbotham Agreement and while Mr. Higginbotham is still an employee of or service provider for the Company, the Company will pay Mr. Higginbotham a cash bonus based on the per share amount received by shareholders in connection with the change in control as follows: (1) $630,000 if $46/share or less; (2) $355,000 if $47/share; (3) $80,000 if $48/share; or (4) $0 if $48.30/share. For stock prices between any of these figures, the cash bonus is determined by averaging the distance from each of the closest noted stock prices.

Third, the Committee amended the terms of the 60,000 stock options granted on July 29, 2008, to Alan W. Baldwin, employee of the Company and former Interim Chief Executive Officer (the “Baldwin Options”). The amendments provide that any unvested Baldwin Options will automatically vest if Mr. Baldwin ceases to be a member of the Company’s Board of Directors (other than due to Mr. Baldwin’s voluntary resignation from the Board) or dies. The Baldwin Options also were amended to generally expire on the earlier of ten years from the date of grant or 90 days after Mr. Baldwin’s termination of service as a director, but in no event earlier than five years after the date of grant.

The preceding summaries of the Higginbotham Amendment and the amendments to the Baldwin Options are qualified in their entirety by reference to the text of the agreements, which are filed with this report as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following material is attached as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	First Amendment to Employment Agreement by and between Integral Systems, Inc. and John B. Higginbotham

10.2	Terms and Conditions for Nonqualified Stock Option Grant to Alan W. Baldwin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 8, 2008	INTEGRAL SYSTEMS, INC.

	By:	/s/ William M. Bambarger
William M. Bambarger
Chief Financial Officer and Treasurer